SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2002

CONCEPTUS, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-27596 (Commission file number)	94-3170244 (I.R.S. employer identification no.)

1021 Howard Avenue
San Carlos, CA 94070
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 802-7240

ITEM 5.    OTHER EVENTS.

On August 15, 2002, Conceptus, Inc. issued a press release responding to patent infringement claim made by Ovion, Inc. Text of the press release follows:

SAN CARLOS, Calif. (August 15, 2002) – Conceptus, Inc. (NASDAQ NM: CPTS), developer of the non-incisional permanent birth control procedure Essure™, today stated that a lawsuit alleging patent infringement filed against the company by Ovion, Inc. is without merit, and that the company intends to defend its position vigorously. The lawsuit was filed on August 13, 2002 in the U.S. District Court, Northern District of California (San Francisco Division), and alleges that Conceptus is infringing Ovion’s U.S. patent 6,432,116 by making the Essure device. The lawsuit appears to have been filed in response to Conceptus’ previously filed lawsuit against Ovion in the same court alleging that Ovion’s U.S. patent 6,096,052 is invalid, not infringed and unenforceable, and that Ovion has engaged in trade libel and unfair competition. Ovion’s U.S. patent 6,432,116 is a continuation of its U.S. patent 6,096,052. Ovion is a small development-stage, privately held company.

“Our intellectual property portfolio has been painstakingly developed over many years and we will vigorously defend it. We are confident that we do not infringe any valid patent claim rightfully belonging to Ovion and that their lawsuit is without merit,” commented Steven Bacich, chief executive officer.

ABOUT CONCEPTUS

Conceptus, Inc. is developing Essure, an investigational medical device and procedure in the U.S., designed to provide a non-incisional alternative to tubal ligation, the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by surgical tubal ligation and vasectomy, which combined account for over 1 million procedures in the United States.

The Essure procedure is based on a unique and proprietary implant and catheter delivery system for minimally invasive transcervical tubal access.

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. The outcome of the litigation and market demand for our Essure product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and other filings with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC. (Registrant)

By:	/s/ GLEN K. FURUTA
Glen K. Furuta Vice President, Finance & Administration and Chief Financial Officer

Dated: August 16, 2002

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